LAW OFFICES OF
                             DECHERT PRICE & RHOADS

                          TEN POST OFFICE SQUARE SOUTH
                             BOSTON, MA 02109-4603
                           TELEPHONE: (617) 728-7100
                              FAX: (617) 426-6567




                                        November 15, 1995




AARP Growth Trust
Two International Place
Boston, MA 02110

Dear Sirs:

     As counsel for AARP Growth Trust (the "Fund") during the fiscal year ended September 30, 1995, we are familiar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to its Shares of Beneficial Interest (the "Shares") under the Securities Act of 1933 (File No. 2-91578) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

     Based upon the foregoing, it is our opinion that the Shares sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law during the Fund's fiscal year ended September 30, 1995, were, when sold, duly and validly authorized, legally and validly issued, and fully paid and non-assessable by the Fund.

     We consent to the filing of this opinion in connection with the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 for the fiscal year ended September 30, 1995 to be filed on behalf of the Fund with the Securities and Exchange Commission.

                                        Very truly yours,


                                        /s/Dechert Price & Rhoads